Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To the General Comptroller’s Office

and the Board of Directors of

Petróleos Mexicanos:

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement on Form F-4 filed by Petróleos Mexicanos (the “Registration Statement”) of our report dated April 30, 2018 relating to the consolidated financial statements of Petróleos Mexicanos, Productive State-Owned Subsidiaries and Subsidiary Companies (“PEMEX”) appearing in the Annual Report on Form 20-F of Petróleos Mexicanos for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in the prospectus constituting a part of the Registration Statement.

Castillo Miranda y Compañía, S.C. (BDO Mexico)

/s/ C.P.C. Jose Luis Villalobos Zuazua

C.P.C. Jose Luis Villalobos Zuazua Partner Mexico City, Mexico September 11, 2020